Exhibit 99.1

February 27, 2013

Michael D. Fascitelli

c/o Vornado Realty Trust

888 Seventh Avenue

New York, N.Y.  10016.

Dear Mike:

I write to confirm our conversations concerning your decision to step down from your operational responsibilities with Vornado Realty Trust (“Vornado”).  At the outset, I want to thank you on Vornado’s behalf for all that you have done for the company and its shareholders.  On a personal level, working with you for these past sixteen years has created a special and lasting bond between us and I am delighted you will be remaining on Vornado’s Board of Trustees (the “Board”).  The arrangements we have agreed upon in connection with your change of status are set forth herein.

You are resigning as President and Chief Executive Officer of Vornado effective as of April 15, 2013 (the “Effective Date”) and Vornado will pay your base salary and accrued vacation days through such Effective Date.  Vornado will also pay you your bonus for 2012.  You will continue to serve on the Board of Vornado and will serve as a consultant to Vornado for mutually agreed projects with compensation for your services to be as mutually agreed.  So long as you remain on Vornado’s Board and do not become employed by another employer, Vornado will provide you with office space and secretarial services.  Vornado will also convey to you title to the automobile the use of which Vornado currently provides to you.

At such time as you are not covered by an employer’s medical benefits plan and until the earlier of your death and your becoming eligible for medical coverage through another employer, Vornado shall permit you to elect coverage for you, your spouse and your dependents through the Vornado medical, dental and hospitalization programs as then in effect and upon substantially the same terms and conditions as for senior executive officers of Vornado.

Of course all awards already granted to you pursuant to Vornado’s 2002 and 2010 Omnibus Share Plans shall continue to vest and remain exercisable in accordance with their terms, and you will retain your interest and remain eligible to participate in Vornado’s Non-Qualified Deferred Compensation Plan I and II, for so long as you remain on the Board, provided, however, that your award under the Vornado 2012 outperformance plan will be terminated and extinguished as of the date hereof.

As is customary in executive departure arrangements, Vornado has prepared the enclosed Waiver and Release; the benefit and equity award arrangements set forth in paragraphs three and four of this Agreement are conditioned on your execution, and the effectiveness, of that document and the effectiveness of your Waiver and Release, dated the date hereof, between you and Alexander’s Inc.

This letter agreement, and the enclosed Waiver and Release set forth the entire agreement between Vornado and you in respect of the subject matter contained herein and supersede all prior agreements between you and Vornado, including the Employment Agreement between you and Vornado, dated March 8, 2002 as amended (as so amended, the “Employment Agreement”), other than the provisions of Sections 10 and 11 of that Agreement which remain in full force and effect.  You and we agree that the Date of Termination for purposes of Section 10(c) of that Agreement is the Effective Date.

Please confirm by returning to me the enclosed copy of this letter, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

Very truly yours,

/s/ Steven Roth

Steven Roth

Chairman, Vornado Realty Trust

I SO AGREE AND CONFIRM:

/s/ Michael D. Fascitelli

Michael D. Fascitelli

Dated: February 27, 2013